Exhibit n.3

Report of Independent Registered Public Accounting Firm on

Financial Statement Schedule

To the Board of Directors and Stockholders

of THL Credit, Inc.:

Our audit of the consolidated financial statements and of the effectiveness of internal control over financial reporting referred to in our report dated March 8, 2012 appearing in the accompanying registration statement on Form N-2 of THL Credit, Inc. also included an audit of the senior securities table appearing on page 63. In our opinion, the senior securities table presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/    PricewaterhouseCoopers LLP

Boston, Massachusetts

March 8, 2012